Exhibit 99.2

View Regains Compliance with Nasdaq Minimum Bid Price Requirement

Milpitas, CA, August 10, 2023: View, Inc. (Nasdaq: VIEW, “View” or the “Company”), a leader in smart building platforms and technologies, today announced that it has received a confirmation letter from Nasdaq affirming that the Company is now in compliance with Listing Rule 5450(a)(1).

As previously announced, the Company was notified by Nasdaq on February 13, 2023 that it was not in compliance with Nasdaq Listing Rule 5450(a)(1) because the bid price for the Company’s common stock had closed below $1.00 per share for the previous 30 consecutive business days. On August 10, 2023, Nasdaq provided confirmation to the Company that for the last 10 consecutive business days, from July 27 through August 9, 2023, the closing bid price of the Company’s common stock has been at $1.00 per share or greater.

View is now in compliance with all applicable listing standards. View’s common stock will continue to be listed on The Nasdaq Stock Market and Nasdaq has closed this matter.

About View

View delivers optimal human experiences in buildings. We started by revolutionizing something that hadn’t changed for centuries—the simple window—and in so doing, built the only complete, modular, cloud-native platform to deliver on the promise of smart buildings. View transforms buildings into responsive environments that continuously adjust to meet human needs for natural light, connection to nature, fresh air, and comfortable temperatures while improving energy efficiency and increasing profits for building owners and their tenants. View is installed in offices, apartments, schools, hospitals, airports, and hotels. Learn more at www.view.com.

For further information:

Investors:

Samuel Meehan

View, Inc.

IR@View.com

408-493-1358

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